Exhibit 3.43

SECOND AMEDED AND RESTATED
OPERATING AGREEMENT

THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of HGI Company, LLC, a Wisconsin limited liability company (the “Company”), is effective as to the sole member as of 12:00 a.m. on October 30, 2010.

W I T N E S S E T H:

WHEREAS, Craig C. Faust (“Faust”) and Quad/Graphics, Inc., a Wisconsin corporation (“Quad”), entered into an Amended and Restated Operating Agreement with the Company effective February 28, 2010 (the “First Amended and Restated Operating Agreement”);

WHEREAS, pursuant to the Membership Interest Purchase Agreement dated as of October 29, 2010 (the “Purchase Agreement”), Faust sold all of his issued and outstanding membership interests in the Company to Quad; and

WHEREAS, Quad, now the sole member of the Company, desires to amend and restate the First Amended and Restated Operating Agreement, by setting forth the terms and conditions in this Agreement, which shall replace and supersede the First Amended and Restated Operating Agreement, and to assent to the operation of the Company under the Wisconsin Limited Liability Company Law (the “WLLCL”).

NOW, THEREFORE, in consideration of the premises and promises herein contained, the undersigned does hereby agree as follows:

1.                                      The Company’s purpose is to conduct any lawful business permitted under the WLLCL.

2.                                      The ownership of the Company shall be reflected on Schedule 1 attached hereto. The sole member has not agreed to make any additional contributions or loans to the Company

3.                                      Solely for purposes of determining compliance with Section 183.0801 of the WLLCL, the assignee or transferee of a membership interest shall be considered a member of the Company, but shall otherwise have only those rights and interests of an assignee unless and until admitted as a member pursuant to the WLLCL.

4.                                      And as when applicable, the Company is to be dissolved and its business wound up as provided in the WLLCL.

5.                                      The provisions of the WLLCL relating to a limited liability company, the management of which has been vested in a manager shall apply to the operations and management of the Company. Quad shall be considered the manager of the Company under the WLLCL.

6.                                      This Agreement shall be governed by the laws of the State of Wisconsin without regard to the principles of conflicts of law and may only be amended in writing signed by the sole member.

IN WITNESS WHEREOF, the sole member has executed this Second Amended and Restated Operating Agreement as of the date set forth above.

QUAD/GRAPHICS, INC.

By:	/s/ Andrew R. Schiesl
Name: Andrew R. Schiesl
Title: VP & General Counsel

SCHEDULE 1

Member	Capital Contribution	Membership Interest

Quad/Graphics, Inc.		100%